Hamilton Bancorp, Inc. Reports Results for the Second Fiscal Quarter Ended September 30, 2014

TOWSON, MD, November 7, 2014 – Hamilton Bancorp, Inc. (Nasdaq: HBK), the parent company of Hamilton Bank (the “Bank”), today reported its financial results for the three month and six month periods ended September 30, 2014.

Highlights for the three and six month periods ended September 30, 2014 were as follows:

•
Net loss available to common shareholders for the quarter ended September 30, 2014 of $59,000 or $(0.02) per share decreased significantly compared to a net loss of $500,000 or $(0.15) per share for the same period last year, a $0.13 decrease in loss per share.

•
Net loss available to common shareholders decreased 48% to $251,000 for the first six months of fiscal 2015, compared to a net loss of $483,000 for the same period last fiscal year, representing a decrease in loss of $232,000. Net loss per common share improved to $(0.08) for the first six month period in fiscal 2015 from $(0.14) for the same six month period in fiscal 2014. This improvement was associated with an $848,000 decrease in the provision for loan loss; a reflection of the decrease in problem loans.

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Total assets at September 30, 2014 decreased $9.5 million, or 3.1%, to $293.3 million from $302.8 million at March 31, 2014.  The decrease in assets is attributable to a $13.2 million decrease in cash and cash equivalents. Total loans held in portfolio increased $4.5 million, or 3.1% in the first six months of fiscal 2015 from $144.8 million at March 31, 2014 to $149.3 million at September 30, 2014.

•	Nonperforming assets to total assets decreased 29% from 2.11% at September 30, 2013 to 1.49% at September 30, 2014.
•
Net charge-offs declined $569,000 or 78% for the first six months of fiscal 2015 to $162,000 or 0.22% of average loans from $731,000 or 0.91% of average loans for the same period in fiscal 2014. This decrease resulted in reduced provisions for loan losses of $470,000 through the first six months of fiscal 2015 compared to $1.3 million for the same period in fiscal 2014.

Loans receivable continued to show growth since the beginning of the fiscal year, increasing $4.5 million to $149.3 million at September 30, 2014 from $144.8 million at March 31, 2014. During the six month period ending September 30, 2014, commercial real estate loans grew $5.1 million, or 12.2%, to $46.5 million, while commercial business loans also grew by $3.1 million, or 19.7%, to $18.7 million over the same period. The Bank is realizing the benefits of the restructuring of the commercial lending platform with new personnel and improved underwriting and monitoring procedures.

The Bank continues to allow higher costing certificates of deposit to run-off and focus more on generating lower costing core deposits (which we consider to be all deposits except certificates of deposit), including checking and money market accounts. Total deposits were $232.4 million at September 30, 2014, compared to $238.8 million at March 31, 2014, a decline of $6.4 million or 2.7%. Certificates of deposit decreased $9.2 million over the first half of fiscal 2015, while core deposits increased $2.8 million, or 4.0%, to $71.5 million over that same period. Core deposits comprise 30.7% of total deposits at September 30, 2014 compared to 28.8% at March 31, 2014.

For the first six months of fiscal 2015, the Company reported net interest income of $3.8 million compared to $4.3 million for the same period last year. The decrease in net interest income over that period is due to a $612,000 decrease in interest revenue that is attributable to a $15.6 million decline in average loan balances. However, as discussed earlier, we are now seeing overall loan balances begin to increase under our restructured commercial lending platform. Partially offsetting the decline in interest income is a $175,000 decrease in interest expense resulting from a $19.6 million decrease in the average balance of higher costing certificates of deposit over the first six months of fiscal 2015.  The Company’s net interest margin for the six months ended September 30, 2014 was 2.77% as compared to 2.82% for the same period last year.

The Bank’s asset quality measures continue to improve. Nonperforming loans decreased $1.2 million, or 24%, to $3.7 million at September 30, 2014 from $4.9 million a year ago. Nonperforming loans as a percentage of gross loans decreased from 3.14% at September 30, 2013 to 2.48% at September 30, 2014.

Noninterest revenue for the first half of fiscal 2015 increased $108,000 or 21% from $512,000 to $621,000 compared to the same period last year. Most of this increase is due to $188,000 in gains realized from the sale of investment securities for the first six months of fiscal 2015 compared to $95,000 in realized gains for the same period a year ago. Fee income from service charges also improved by $20,000, or 10%, over that same period from $200,000 in fiscal 2014 to $220,000 in fiscal 2015.

Noninterest expense increased slightly to $4.5 million for the first six months ending September 30, 2014 compared to $4.4 million for the same period last year, an increase of $85,000. Despite salaries and benefits increasing $409,000 over that period due to new lending personnel, the Bank was able to offset this increase by reducing other noninterest expenses, particularly legal fees and other professional services, which decreased by $147,000 as a result of a reduction in problem assets and the cost associated with becoming a public company. In addition, occupancy and equipment expense also decreased by $79,000 and $39,000, respectively, over the first half of fiscal 2015 compared to the same period in fiscal 2014 as management diligently looked for ways to cut costs and improve efficiency going forward.

When comparing the first and second quarter of fiscal 2015, net loss available to common shareholders’ decreased to $59,000 in the second quarter of fiscal 2015 compared to net loss of $192,000 in the first quarter, and the resulting loss per share improved to $(0.02) for the second quarter compared to $(0.06) in the prior quarter. This improvement is largely due to $170,000 in provisions for loan loss in the second quarter compared to $300,000 in the first quarter as we continue to reduce our problem assets. In addition, management took advantage of low interest rates and realized a $166,000 gain on the sale of investment securities in the second quarter compared to $22,000 in realized gains for the first quarter. The loan portfolio continued to show steady growth climbing from $147 million at June 30, 2014 to $149 million at September 30, 2014, an increase of $2.1 million or 1.5%.

Average equity to average assets remains strong at 19.7% for the second quarter ended September 30, 2014, down slightly from 20.6% a year ago as a result of stock buybacks and a decrease in the average asset base. All of the Bank’s regulatory capital ratios continue to exceed those levels that categorize the Bank as well capitalized.  The Company’s shares outstanding decreased from 3,595,100 as of fiscal year 2014 to 3,413,095 shares as of September 30, 2014.  This reduction is due to a 5% buyback of common shares in the first quarter.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Tangible book value is a non-GAAP financial measure.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

About Hamilton Bank

Hamilton Bank is a federally-chartered savings bank that has served the banking needs of its customers since 1915. Hamilton Bank conducts business primarily from its four full service banking offices located in Baltimore City, Maryland and the Maryland counties of Baltimore and Anne Arundel.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CONTACT:  Hamilton Bancorp, Inc.

          Bob DeAlmeida, President and Chief Executive Officer:  (410) 823-4510

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended September 30,		Six Months ended September 30,
Operation Statement Data:	2014	2013	2014	2013
Interest revenue	$2,285	$2,609	$4,672	$5,284
Interest expense	428	486	859	1,034
Net interest income	1,857	2,123	3,813	4,250
Provision for loan losses	170	1,014	470	1,318
Net interest income after provision for loan loss	1,687	1,109	3,343	2,932
Noninterest revenue	389	219	621	512
Noninterest expenses	2,212	2,217	4,467	4,382
Loss before income taxes	(136)	(889)	(503)	(938)
Income tax benefit	(77)	(389)	(252)	(455)
Net loss available to common shareholders	$(59)	$(500)	$(251)	$(483)

Per share data and shares outstanding:
Net loss per common share, basic and diluted	$(0.02)	$(0.15)	$(0.08)	$(0.14)
Book value per common share at period end	$17.31	$17.57	$17.31	$17.57
Average common shares outstanding (1)	3,147,580	3,421,572	3,205,123	3,421,572
Shares outstanding at period end	3,413,095	3,703,000	3,413,095	3,703,000

Selected performance ratios:
Return on average assets	-0.08%	-0.63%	-0.17%	-0.30%
Return on average equity	-0.41%	-3.05%	-0.85%	-1.45%
Net interest margin (2)	2.73%	2.88%	2.77%	2.82%
Efficiency ratio (3)	106.35%	94.66%	105.20%	93.91%

Average assets	$295,226	$318,743	$297,927	$324,137
Average shareholders' equity	$58,171	$65,679	$59,335	$66,592

Financial Condition Data:	September 30, 2014	March 31, 2014	September 30, 2013
Total assets	$293,269	$302,769	$313,739
Loans receivable (gross)	149,262	144,819	154,332
Allowance for loan losses	(2,094)	(1,786)	(2,659)
Investment securities, available for sale	103,353	103,553	110,855
Bank-owned life insurance	12,183	12,002	11,817
Other assets	30,565	44,181	39,394
Total deposits	232,388	238,820	246,759
Other liabilities	1,806	2,179	1,922
Total shareholders' equity	59,075	61,770	65,058

Asset quality ratios:
Nonperforming loans to gross loans (4)	2.48%	3.48%	3.14%
Allowance for loan losses to gross loans	1.40%	1.23%	1.72%
Allowance for loan losses to nonperforming loans	56.56%	35.44%	54.74%
Nonperforming assets to total assets (5)	1.49%	1.88%	2.11%
Net charge-offs (annualized) to average loans	0.22%	1.39%	0.91%

Capital ratios: (bank only)
Leverage ratio	14.64%	15.10%	14.69%
Tier I risk-based capital ratio	25.07%	27.28%	26.09%
Total risk-based capital ratio	26.31%	28.38%	27.34%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense divided by operating revenue (net interest income plus noninterest income, excluding gain on sale of investments.
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.